UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                     FOR REGISTRATION OF CERTAIN CLASSES OF
               SECURITIES PURSUANT TO SECTIONS 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          HOLLINGER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)


--------------------------------------------------------------------------------
              DELAWARE                                      95-3518892
     (State of Incorporation or                          (I.R.S. Employer
            Organization)                               Identification No.)
--------------------------------------------------------------------------------


                             712 FIFTH AVENUE
                             NEW YORK, NEW YORK                       10019
                    (Address of principal executive offices)       (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

        TITLE OF EACH CLASS                NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED                EACH CLASS IS TO BE REGISTERED
        -------------------                ------------------------------
      Rights to Purchase Series Z           New York Stock Exchange, Inc.
        Preferred Stock

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(g) of the Act:  None.

ITEM 1            DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                  On May 10, 2005, the Corporate Review Committee of the Board of Directors of Hollinger International Inc., a Delaware corporation (the "COMPANY"), approved Amendment No. 1 (the "AMENDMENT") to its Rights Agreement (the "RIGHTS AGREEMENT"), dated as of January 25, 2004, by and between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "RIGHTS AGENT").

                  The Amendment (i) renumbers certain sections of the Rights Agreement and (ii) amends the definition of the term "Exempt Stockholder" to include RSM Richter Inc. ("RICHTER") in its capacity (but solely in its capacity) as (x) interim receiver, receiver and manager of the assets, undertakings and properties of Ravelston Corporation Limited ("RCL") and Ravelston Management Inc. ("RMI") pursuant to the Receivership Order of the Ontario Superior Court of Justice dated April 20, 2005, and (y) monitor of RCL and RMI pursuant to the CCAA Initial Order of the Ontario Superior Court of Justice dated April 20, 2005 (Richter, in its capacities as interim receiver, receiver, manager and monitor pursuant to the foregoing orders of the Ontario Superior Court of Justice, is referred to as the "RECEIVER"), and any Person (as such term is defined in the Rights Agreement) which as of April 20, 2005 was a direct or indirect Subsidiary (as such term is defined in the Rights Agreement) of RCL or RMI (a "RAVELSTON SUBSIDIARY"); PROVIDED, that each such Ravelston Subsidiary shall only be deemed to be an Exempt Stockholder for purposes of this clause (b) for so long as (x) it is and remains a Ravelston Subsidiary, (y) Richter remains Receiver, and (z) Richter, in its capacity as Receiver, beneficially owns no more Class B Common Shares or Class A Common Shares of the Company than were beneficially owned by RCL and RMI on April 20, 2005.

                  A copy of the Amendment has been filed with the Securities and Exchange Commission as Exhibit 4.1 to the Company's Current Report on Form 8-K on May 11, 2005, and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. A copy of the Righs Agreement was filed with the Securities and Exchange Commission as Exhibit 4.1 to the Company's Current Report on Form 8-K on January 26, 2004, and is incorporated herein by reference.


ITEM 2            EXHIBITS


EXHIBIT NUMBER                  DESCRIPTION OF EXHIBITS
--------------                  -----------------------

      4.1 Rights Agreement, dated as of January 25, 2004, between the Company and Mellon Investor Services LLC, as Rights Agent, which includes the Certificate of Designation in respect of the Series Z Preferred Stock as Exhibit A, the form of Right

                         Certificate as Exhibit B and the Summary of Rights to Purchase Series Z Preferred Stock as Exhibit C (previously filed as Exhibit 1 to the Company's Registration Statement on Fom 8-A filed with the Securities and Exchange Commission on February 27, 2004, and Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2004, Commission File No. 001-14164). Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Separation Date (as defined therein).

      4.2 Amendment No. 1 to the Rights Agreement, dated as of May 10, 2005, between the Company and Mellon Investor Services LLC, as Rights Agent (previously filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2005, Commission File No. 001-14164, and incorporated herein by reference).

                                   SIGNATURES

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    HOLLINGER INTERNATIONAL INC.
                                          (Registrant)



Date: May 12, 2005                  By: /s/ James R. Van Horn
                                        ----------------------------------------
                                        Name:  James R. Van Horn
                                        Title: VP, General Counsel and Secretary